Exhibit 10.20

EXECUTION COPY

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

CO-PROMOTION AGREEMENT

BY AND BETWEEN

ICAGEN, INC.

AND

McNEIL CONSUMER & SPECIALTY PHARMACEUTICALS

DIVISION OF McNEIL-PPC, INC.

EFFECTIVE AS OF

June 14, 2004

CO-PROMOTION AGREEMENT

This Co-Promotion Agreement (this “Agreement”) is made effective as of June 14, 2004 (the “Effective Date”) by and between Icagen, Inc., a Delaware corporation having its principal place of business at 4222 Emperor Blvd., Suite 350, Durham, North Carolina 27703 (“Icagen”), and McNeil Consumer & Specialty Pharmaceuticals Division of McNeil-PPC, Inc., a New Jersey corporation having its principal place of business at 7050 Camp Hill Road, Fort Washington, Pennsylvania 19034 (“McNeil”).

WITNESSETH

WHEREAS, as of the Effective Date the Parties have entered into a Collaboration Agreement (“the Collaboration Agreement”) for the development and commercialization of Products in accordance with the terms of the Collaboration Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, the Parties wish to Co-Promote Products in the Co-Promotion Territory in accordance with the terms hereof; and

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings given to such terms in the Collaboration Agreement.

As used herein, the following terms shall have the meanings indicated:

“CALL PLAN” means an annual plan setting out [**] by each Party, [**] by each Party [**] of the [**] and the Parties’ [**] for the [**] by McNeil and Icagen [**], with such Call Plan to be included in and approved by both Parties as part of the Commercialization Plan and Commercialization Budget.

“CO-PROMOTE” OR “CO-PROMOTION” means the Detailing and promotion of Products in the Co-Promotion Territory by McNeil and Icagen in accordance with the terms of this Agreement.

“CO-PROMOTION TERRITORY” means (a) the fifty (50) states of the United States of America, the District of Columbia and any territory or possession of the United States of America (the “United States”) and (b) if Icagen exercises it option to Co-Promote Products in Canada pursuant to Section 2.1(c) below, all provinces of Canada and any territory or possession of Canada (“Canada”).

“CSO” means a contract sales organization in the business of detailing pharmaceutical products on a fee-for-service basis.

“DETAIL PERCENTAGE” means the Icagen Detail Percentage or the McNeil Detail Percentage, as applicable.

“DETAILS” means an interactive face-to-face contact by a sales representative with a Prescriber, during which a promotional message outlining the features and benefits of a Product is given in accordance with the Call Plan. When used as a verb, “Detail,” “Details” and “Detailed” means to engage in a Detail as defined herein.

“EFFECTIVE DATE” means the date this Agreement was entered into as stated in the first paragraph of this Agreement.

“ICAGEN DETAIL PERCENTAGE” means the percentage of the aggregate number of Details by the Parties to be provided by Icagen for a given Product in the Co-Promotion Territory during any given calendar quarter pursuant to the Call Plan.

“ICAGEN SALES FORCE” has the meaning set forth in Section 2.2.

“McNEIL DETAIL PERCENTAGE” means the percentage of the aggregate number of Details by the Parties to be provided by McNeil for a given Product in the Co-Promotion Territory during any given calendar quarter pursuant to the Call Plan.

“McNEIL HEALTH CARE COMPLIANCE GUIDELINES” means the proprietary guidelines adopted from time to time by McNeil, consistent with Applicable Laws, regarding the promotion of pharmaceutical products in the Co-Promotion Territory.

“McNEIL SALES FORCE” has the meaning set forth in Section 2.2.

“PRESCRIBER” means a physician or other health care professional who is legally authorized to write prescriptions for Products.

“PROMOTION RELATED ACTIVITIES” means [**] used to promote Products [**]. For purposes of this Agreement, Promotion Related Activities expressly excludes conference or convention participation, continuing medical education programs, grants, paid speaker programs, symposiums and entertainment.

“QUALIFIED PERSON” has the meaning set forth in Section 2.2(a)(i).

“SALES FORCE” has the meaning set forth in Section 2.2.

“SAMPLES” means quantities of Product given to authorized medical professionals for no or minimal consideration as part of the marketing, advertising and promotion of Products.

“TARGETED PHYSICIANS” means those Prescribers to whom Details are to be delivered by McNeil and/or Icagen sales representatives pursuant to the Call Plan.

“TRAINING MATERIALS” means training materials developed by McNeil, in consultation with Icagen, to train persons to promote Products in the Co-Promotion Territory.

ARTICLE II

CO-PROMOTION AND SALES FORCES

2.1	PRODUCT PROMOTION; ICAGEN OPT-OUT RIGHT; CANADA CO-PROMOTION OPTION; UNILATERAL COMMERCIALIZATION.

(a) Product Promotion. Upon the terms and conditions set forth in this Agreement, McNeil hereby grants Icagen during the term of this Agreement the co-exclusive right with McNeil to promote and Detail Products in the Co-Promotion Territory in accordance with the terms of this Agreement. The Parties shall use Commercially Reasonable Efforts to Co-Promote Products in the Co-Promotion Territory in accordance with the terms of this Agreement. The principal objective of the Parties hereunder is to maximize the commercialization of Products in the Co-Promotion Territory. Following receipt of Marketing Approval in any country in the Co-Promotion Territory, each Party shall use its Commercially Reasonable Efforts to promote Products in such country and to fulfill its obligations under this Agreement with respect to such country. Each Party shall deploy its respective Sales Force in an effort to promote Products in the Co-Promotion Territory in accordance with the Call Plan and the terms of this Agreement.

(b) Icagen Opt-Out Right. Notwithstanding any provision of this Agreement to the contrary, if Icagen notifies McNeil on or before the date that [**] that Icagen does not wish to Co-Promote Products hereunder, this Agreement shall terminate immediately upon receipt of such notice by McNeil. A termination of this Agreement pursuant to this Section 2.1(b) shall not result in an expiration of the Term of the Collaboration Agreement pursuant to Section 12.1(a) of the Collaboration Agreement or entitle McNeil to terminate the Collaboration Agreement.

(c) Canada Co-Promotion Option. Promptly after the completion of all Phase 3 Clinical Trials on which an application for Marketing Approval in Canada will be based, McNeil shall provide to Icagen a statement of McNeil’s actual Development Costs with respect to Canada through such completion date and estimated additional Development Costs with respect to Canada to be incurred by McNeil prior to commercial launch in Canada as required under Section 2.1(c) of the Collaboration Agreement. Icagen shall have the option to Co-Promote Products in Canada with McNeil, which right shall be exercisable by Icagen upon written notice given to McNeil at any time prior to the date that is the later of (x) [**] in Canada or (y) [**] after Icagen’s receipt of the statement of Development Costs from McNeil. If Icagen fails to timely provide such notice or if Icagen exercises its right to opt out of Co-Promotion pursuant to Section 2.1(b), its option to Co-Promote Products in Canada shall terminate.

(d) Unilateral Commercialization of Products. If either Party is unilaterally Commercializing an Opportunity (i.e., the Parties are not sharing U.S. Pre-Tax Profits or Losses with respect to such Opportunity) in the Co-Promotion Territory pursuant to Section 2.5 of the Collaboration Agreement, this Agreement shall not govern the unilaterally Commercializing

Party’s sales and promotion efforts and the non-Commercializing Party shall not have any obligations with respect to such sales and promotion efforts.

2.2	SALES FORCE REQUIREMENTS.

Each Party will establish and maintain a Sales Force of sales representatives responsible for Co-Promoting Products in the Co-Promotion Territory (the “Icagen Sales Force” and the “McNeil Sales Force”, respectively; each, a “Sales Force”) under this Agreement.

(a) Qualifications for Members of the Sales Forces. Each Party will be solely responsible for recruiting, hiring and maintaining its Sales Force in accordance with its standard procedures and the minimum qualifications set forth below, and with other guidelines, if any, set forth in the Call Plan:

(i) Within [**] following the submission of the first NDA for a Product, each Party shall have established a sales management team and, within [**] following the submission of the first NDA for a Product, each Party shall have established a Sales Force in the United States consisting of at least [**] Qualified Persons (as defined below) whose sole and exclusive responsibility with such Party is pharmaceutical sales. Each Party shall demonstrate satisfaction of this condition by furnishing to the other Party a certificate from its President, Chief Executive Officer or its Chief Financial Officer to the effect that such Party has established at least [**] Qualified Persons to serve as a Sales Force. Each Party agrees to furnish with such certificate a document containing the name of each Qualified Person, including a representation that each Qualified Person has not been debarred by the FDA or by any Regulatory Authority. For purposes hereof, “Qualified Person” shall mean a person who meets the criteria set forth in Schedule 2.2(a)(i); and

(ii) After the commercial launch of the first Product in the United States, each Party shall maintain a Sales Force of a sufficient number of Qualified Persons to enable such Party to provide its Detail Percentage of the total number of Details during any period in accordance with the Call Plan for such period.

(b) Detailing. Each Party will be responsible for providing its Detail Percentage of the total number of Details for any period, and such Party’s Sales Force will Detail Products in the Co-Promotion Territory to Targeted Physicians, in accordance with the Call Plan. Unless otherwise agreed by the Parties, each Party’s Detail Percentage with respect to any Product or Opportunity shall equal such Party’s percentage share of U.S. Pre-Tax Profits or Losses with respect to such Product or Opportunity, as determined pursuant to the Collaboration Agreement. Notwithstanding anything to the contrary in this Agreement, however, during the Product launch phase of the Parties’ Commercialization efforts, the Parties may by mutual agreement substitute performance metrics [**] in the Call Plan. After the Product launch phase of the Parties’ Commercialization efforts, the Parties may by mutual agreement make further modifications to the performance metrics on which the Call Plan is based. The Call Plan shall express the Parties’ obligations thereunder in terms of Details or any substitute metrics as the Parties may agree and each Party’s sales representatives shall be provided with quarterly performance targets stated in terms of such metrics. Each sales representative shall [**] metrics shall be generated. [**] shall be [**] with both Parties’ [**] shall be [**]. The Parties’ respective obligations under any Call Plan shall be established based on the principle that the Parties’ respective efforts under the Call Plan shall be attainable by respective Sales Forces of sizes proportional to the Parties’ respective percentage share of U.S. Pre-Tax Profits or Losses made up of sales representatives devoting substantially equivalent efforts to such Product or Opportunity.

(c) Training. McNeil, in consultation with Icagen, shall establish procedures for sales training and for preparation of Training Materials related to Products. Each Party will be responsible for general sales training of its sales representatives; and McNeil agrees to conduct Product-related sales training and McNeil Healthcare Compliance Training for both Parties’ Sales Forces in accordance with McNeil’s own procedures. The Product-related sales training provided by McNeil to the Icagen Sales Force shall be substantially the same as such training provided by McNeil to the McNeil Sales Force; and the Icagen Sales Force will attend the United States national Product launch meeting and periodic Product sales meetings together with the McNeil Sales Force as reasonably agreed by the Parties. Icagen will cooperate reasonably with McNeil’s efforts to conduct such training for the Icagen Sales Force.

(d) CSOs. It is the intention of each Party to rely primarily on employee sales representatives to meet its Detailing obligations under this Agreement and neither Party may employ a CSO to fulfill any of its Detail obligations in the Co-Promotion Territory without the prior written consent of the other Party; however, the Parties recognize that at times it may be appropriate for a Party to employ a CSO in order to address short-term Sales Force staffing issues and, therefore, neither Party shall unreasonably withhold its consent to the other Party’s employment of a CSO to address short-term Sales Force staffing issues, provided that any CSO personnel so employed shall be Qualified Persons.

2.3	ALIGNMENT OF ICAGEN’S SALES TERRITORIES AND SALES DISTRICTS; ALLOCATION OF DETAILING AND PROMOTIONAL RESPONSIBILITIES; COMPENSATION.

(a) Sales Territories. The sales territories, sales districts, and sales regions for the Icagen and McNeil Sales Forces shall be as set forth in the Call Plan, taking into account the following principles:

(i)	to the extent practicable and subject to Section 2.3(a)(ii) below, the [**] territories, sales districts and sales regions for Product in the Co-Promotion Territory at Product Launch;

(ii)	the sales territories, sales districts and sales regions for the Icagen Sales Force and McNeil Sales Force shall be apportioned with a view toward establishing relative parity in terms of sales potential for each sales territory, sales district and sales region assigned to each Sales Force; and

(iii)	Icagen shall be responsible for providing the Icagen Detail Percentage and McNeil shall be responsible for providing the McNeil Detail Percentage of the aggregate Details to be provided by both Parties.

(b) Sales Force Compensation. Each Party will use its Commercially Reasonable Efforts to ensure that variable pay components of its compensation structure, including but not limited to incentives, for its Sales Force are reasonably calculated to enable such Party to meet its responsibilities under the Call Plan and consistent with McNeil Healthcare Compliance Guidelines.

2.4	TRACKING OF DETAILS.

(a)	McNeil, in consultation with Icagen, shall establish, and each Party shall cooperate with, reasonable procedures consistent with industry custom and practice for the monitoring and reporting to one another of Sales Force activities to ensure that each Party is complying with its obligations under this Agreement and the Call Plan, and each Party agrees to make available to the other such information as may reasonably be required in order for the other Party to monitor compliance with this Agreement and the Call Plan. Such procedures shall be reasonably designed to enable each Party to verify the quantity and positions of Details provided by the other Party and the performance of other obligations under the Call Plan by the other Party.

(b)	Each Party shall have the right to review and audit the other Party’s call and other performance reporting records during regular business hours to confirm that the other Party is meeting its Detailing and other obligations under this Agreement and the Call Plan and to verify the Details and other performance reported by the other Party in accordance with Section 2.4(a).

2.5	RESPONSIBILITY FOR SALES FORCES.

In implementing the obligations contained in this Agreement, each Party shall have sole discretion as to the manner in which it promotes and Details the Product in the Co-Promotion Territory; provided that such manner of implementation is consistent with the terms of this Agreement, the Call Plan and McNeil Healthcare Compliance Guidelines, and provided further that neither Party will utilize any Promotional Materials not approved by McNeil.

Subject to the terms of this Agreement, including without limitation Section 2.2(a)(i) and Section 2.3(b), each Party shall have sole authority and responsibility for recruiting, hiring, training, managing, compensating (including paying for all benefits, wages, special incentives, workers’ compensation, and employment taxes), disciplining, firing, and otherwise controlling the persons comprising its Sales Force and, subject to the terms of the Collaboration Agreement, for paying for any and all costs associated with its Sales Force’s efforts under the Agreement. Each Party will provide the day-to-day management of its Sales Force, including, without limitation, furnishing administrative support, financial resources, equipment, and supplies, monitoring Detail reporting and Sample accounting; and assuring the Sales Force’s understanding and compliance with this Agreement and Applicable Laws.

2.6	DETAIL SHORTFALLS; MCNEIL TERMINATION FOR CONVENIENCE.

(a) In the event that either Party fails to perform at least [**] percent ([**]%) of its Detail Percentage or such other performance obligation pursuant to a substitute metric established pursuant to Section 2.2(b) (such Party, the “Detail Breaching Party”) for any period of [**] during the term of this Agreement (a “Detail Shortfall Period”), the Party other than the Detail Breaching Party (such other Party, the “Non-Detail Breaching Party”) shall, subject to the Detail Breaching Party’s right to cure such failure as set forth below in this Section 2.6(a), have the right to terminate this Agreement. Such right to terminate shall be exercisable as follows:

(i) The Non-Detail Breaching Party must provide notice of termination to the Detail Breaching Party within [**] after the end of such Detail Shortfall Period (or within [**] after completion of any verification of the Detail Breaching Party’s Details pursuant to Section 2.4 conducted at the Non-Detail Breaching Party’s request pursuant to Section 2.4 for such Detail Shortfall Period, whichever date is later).

(ii) The Detail Breaching Party shall then have a period of [**], commencing on the date of the Non-Detail Breaching Party’s notice, to commence providing at least [**] percent ([**]%) of its Detail Percentage or other performance obligations pursuant to substitute metrics established pursuant to Section 2.2(b).

(iii) If the Detail Breaching Party commences providing at least [**] percent ([**]%) of its Detail Percentage or other performance obligations pursuant to substitute metrics established pursuant to Section 2.2(b) within such [**] period, continues providing such Detail Percentage or other obligations for at least [**] within such [**] period and undertakes to continue providing its Detail Percentage or such other performance obligations after the end of such [**] period (an “Efforts Cure”), this Agreement shall not terminate.

(iv) If the Detail Breaching Party fails to effect an Efforts Cure within such [**] period, this Agreement shall terminate at the end of such [**] period.

(v) Notwithstanding Sections 2.6(a)(ii) and 2.6(a)(iii) above, neither Party shall have the right to avoid termination under this Section 2.6(a) by effecting an Efforts Cure more frequently than once [**].

(vi) The damages for which a Detail Breaching Party under this Section 2.6 shall be responsible shall be calculated over the Detail Shortfall Period as follows: the product of (i) the difference between [**]% and the percentage of Details or other performance obligations achieved by the Detail Breaching Party during the Detail Shortfall Period as measured against the applicable goal set forth in the Call Plan and (ii) the total Sales Force Cost for the Detail Breaching Party during the Detail Shortfall Period as set forth in the applicable Commercialization Plan and Commercialization Budget. By way of example, if the Detail Breaching Party achieved [**]% of the Details required under the Call Plan over the Detail Shortfall Period and the Sales Force Costs for the Detail Breaching Party for such period were $[**], the damages payable by the Detail Breaching Party would be an amount equal to $[**], calculated as the difference between [**]% and [**]% (which equals [**]%) times $[**]. For purposes of damages payable by McNeil as provided in clause (x) of Section 2.6(d)(i), McNeil shall be treated as the Detail Breaching Party for purposes of this Section 2.6(a)(vi), and the [**] ending immediately preceding the date of termination shall be the Detail Shortfall Period.

(b) If Icagen is the Detail Breaching Party, McNeil shall be entitled to terminate this Agreement as set forth in Section 2.6(a) above. Thereafter, McNeil shall have the right to include its Sales Force Costs in Commercialization Costs as set forth in Section 4.4(c) of the Collaboration Agreement for the purpose of subsequent reconciliations of U.S. Pre-Tax Profits or Losses pursuant to Section 4.6 of the Collaboration Agreement. In addition, (i) Icagen shall reimburse McNeil for McNeil’s actual reasonable and documented Internal Costs and Out-of-Pocket Costs incurred to ramp up the McNeil Sales Force so that it has the capacity to provide additional Sales Force obligations equal to the Icagen Detail Percentage of the Parties’ aggregate Sales Force obligations under the Call Plan in effect immediately prior to such termination and (ii) Icagen shall be liable for damages to McNeil as specified in Section 2.6(a)(vi). A termination of this Agreement by McNeil as set forth in Section 2.6(a) above and this Section 2.6(b) shall not result in an expiration of the Term of the Collaboration Agreement pursuant to Section 12.1(a) of the Collaboration Agreement or itself entitle McNeil to terminate the Collaboration Agreement.

(c) If McNeil is the Detail Breaching Party, Icagen shall be entitled to terminate this Agreement as set forth in Section 2.6(a) above and to terminate the Collaboration Agreement pursuant to Section 12.2(c) thereof (with the modifications set forth below in this Section 2.6(c)). Upon such termination of the Collaboration Agreement, (x) McNeil shall be liable to Icagen for damages as specified in Section 2.6(a)(vi) and (y) the consequences specified in Section 12.4(a) of the Collaboration Agreement shall apply with the following modifications:

(i) Icagen shall pay McNeil a royalty of [**] percent ([**]%) of Net Sales (substituting “Icagen” for “McNeil” in each place that “McNeil” appears in the definition of Net Sales) of Relevant Product(s) by Icagen, its Affiliates and Sublicensees in each country in the Co-Promotion Territory until the later to occur of (x) the expiration of the last to expire Valid Claim of the Icagen Patents, CMCC Patents, McNeil Patents or Joint Patents covering the Development, Manufacture, formulation, use, distribution, importation, sale or offer for sale of the Compound or Product in such country or (y) the date that is fifteen (15) years following the first commercial sale of the Product in such country. For purposes of this Agreement, “RELEVANT PRODUCT(S)” means product(s) with respect to which Icagen and McNeil were sharing U.S. Pre-Tax Profits or Losses under the Collaboration Agreement immediately prior to the date of termination, but limited to indications for which such products had marketing approval as of the date of termination. Notwithstanding the foregoing provisions of this Section 2.6(c)(i), in the case of Product sales by a Sublicensee of Icagen that would otherwise be subject to the royalty set forth above, Icagen shall, in lieu of the royalty set forth above, pay McNeil the sum of (I) [**] percent ([**]%) of all Upfronts plus (II) Sublicense Royalties (as defined in Section 2.5(b)(iv)(A) of the Collaboration Agreement); provided, however, that amounts paid to Icagen or its Affiliates as bona fide arm’s-length research and development funding or as bona fide arm’s-length debt or equity investment shall be excluded from the Upfronts; provided further, however, that in calculating the amounts described in the foregoing clause (I), Icagen shall be entitled to [**] under the [**] with respect to the amounts described in clause (I) from the Upfronts, and in calculating the amounts described in the foregoing clause (II), Icagen shall be entitled to [**] with respect to the amounts described in clause (II) from the Sublicense Royalties. The amounts payable by Icagen to McNeil pursuant to this Section 2.6(c)(i) shall be payable in accordance with the final sentence of Section 4.7(a) of the Collaboration Agreement and shall be subject to the provisions of Sections 4.7(b) and 4.9 of the Collaboration Agreement (substituting for the purpose of this Section 2.6(c)(i) “Icagen” for “McNeil” in each place that “McNeil” appears in Sections 4.7 and 4.9 of the Collaboration Agreement, “McNeil” for “Icagen” in each place that “Icagen” appears in Sections 4.7 and 4.9 of the Collaboration Agreement, and “McNeil Patents and Joint Patents” for “Icagen Patents, CMCC Patents and Joint Patents” in Section 4.7(b)(iv) of the Collaboration Agreement);

(ii) McNeil’s rights and licenses under the Collaboration Agreement with respect to the Development and Commercialization of Relevant Product(s) outside the Co-Promotion Territory shall survive in accordance with the terms of the Collaboration Agreement in any countries outside the Co-Promotion Territory in which McNeil has filed for Marketing Approval as of the date of such termination and is continuing to use Commercially Reasonable Efforts to Develop and Commercialize as of the date of such termination, and shall terminate in all other countries outside the Co-Promotion Territory; provided that nothing in this Section 2.6(c)(ii) shall limit McNeil’s rights under Section 12.3 of the Collaboration Agreement; and provided, further, that, McNeil shall not be required to transfer to Icagen the items contemplated in Section 12.4(a)(iii) or the rights under Section 12.4(a)(ii) or (iv) of the Collaboration Agreement, in either case with respect to countries outside the Co-Promotion Territory in which McNeil’s rights and licenses survive as provided in this Section 2.6(c)(ii);

(iii) McNeil’s rights under Section 2.5 of the Collaboration Agreement shall terminate, but Icagen shall pay McNeil the compensation set forth in Section 2.6(c)(i) above with respect to the Commercialization by Icagen, either directly or through an Affiliate or Sublicensee, of Product(s) for Additional Indications that (A) contain the same Compound contained in any Relevant Product Commercialized in the Co-Promotion Territory prior to the date of termination or (B) immediately prior to termination McNeil was jointly Developing or Commercializing with Icagen in accordance with Section 2.5(b)(i) (including without limitation clause (D) thereunder) or 2.5(b)(iii) of the Collaboration Agreement, as if such Product(s) were Relevant Product(s) under Section 2.6(c)(i) above; and

(d) [**], McNeil shall have the right to terminate this Co-Promotion Agreement for convenience upon ninety (90) days prior written notice to Icagen. If McNeil so terminates this Agreement:

(i) The consequences set forth in Sections 2.6(c)(i) and (ii) above shall apply with the following modifications. The Parties’ rights and obligations under Section 2.5 of the Collaboration Agreement shall survive in accordance with the terms of such Section 2.5 until [**]; provided, however, that if (A) the Parties are Developing or Commercializing a Product for a Related Indication or Developing or Commercializing a Combination Product in the U.S., in each case, pursuant to Section 2.5(a) of the Collaboration Agreement or (B) an Opportunity has been proposed pursuant to Section 2.5(b) of the Collaboration Agreement as of [**], such Product, Combination Product or Opportunity shall remain subject to Section 2.5 of the

Collaboration Agreement in accordance with the terms thereof for so long thereafter as the Party or Parties Developing or Commercializing the Product, Combination Product or Opportunity are using the requisite level of diligence specified in the Collaboration Agreement. In addition, (x) McNeil shall be liable to Icagen for damages, if any, as specified in Section 2.6(a)(vi) and (y) McNeil shall reimburse Icagen for Icagen’s actual reasonable and documented Internal Costs and Out-of-Pocket Costs incurred to ramp up the Icagen Sales Force so that it has the capacity to provide additional Sales Force obligations equal to the McNeil Detail Percentage of the Parties’ aggregate Sales Force obligations under the Call Plan in effect immediately prior to such termination. By way of example, and for the avoidance of doubt, in the event that McNeil proposed to Icagen an Opportunity in accordance with Section 2.5(b)(i) [**], the Opportunity would remain subject to Section 2.5(b) of the Collaboration Agreement, beyond [**] as provided in this Section 2.6(d), and the applicable provisions of the Collaboration Agreement would continue to govern the Parties’ activities as to such Opportunity, including without limitation Section 12.3.

(ii) Solely with respect to Relevant Product(s), except as specifically provided in Sections 2.6(c)(i) and 2.6(c)(ii), all of McNeil’s rights and obligations under the Collaboration Agreement, including without limitation McNeil’s right to share in U.S. Pre-Tax Profits or Losses, shall terminate, all Development and Commercialization Plans and Budgets shall terminate, the JSC, JDC and JCC shall have no authority, McNeil shall have no further governance or decision-making rights, Article 5 of the Collaboration Agreement shall no longer be applicable and the consequences specified in Sections 12.4(a)(i), 12.4(a) (ii), 12.4(a) (iii) and 12.4(a) (iv) of the Collaboration Agreement shall be applicable; and

(iii) If [**] as set forth in this Section 2.6(d) or thereafter, (A) the Parties are not Developing or Commercializing a Product for a Related Indication or Developing or Commercializing a Combination Product in the U.S. and (B) no Opportunity is being pursued, in each case, pursuant to Section 2.6(d)(i) above, Icagen shall be entitled to terminate the Collaboration Agreement pursuant to Section 12.2(c) thereof and the consequences specified in Section 12.4(a) of the Collaboration Agreement shall apply with the modifications specified in Sections 2.6(c)(i), 2.6(c)(ii) and 2.6(c)(iii)(A) above; provided, however, that (x) if on [**] the condition specified in the foregoing clause (A) of this Section 2.6(d)(iii) has been satisfied but not the condition in the foregoing clause (B) of this Section 2.6(d)(iii), Section 2.5(a) of the Collaboration Agreement shall terminate on [**], and (y) if on [**] the condition specified in the foregoing clause (B) of this Section 2.6(d)(iii) has been satisfied but not the condition in the foregoing clause (A) of this Section 2.6(d)(iii), Section 2.5(b) of the Collaboration Agreement shall terminate on [**].

(e) The remedies set forth in this Section 2.6 shall constitute the sole and exclusive liability of the Detail Breaching Party and the sole and exclusive remedy of Non-Detail Breaching Party with respect to the matters set forth in this Section 2.6.

ARTICLE III

COMMERCIALIZATION RESPONSIBILITIES

3.1	COMMERCIALIZATION EFFORTS.

(a) Sales Force Activities. Each Party will use its Commercially Reasonable Efforts consistent with its customary business practices, Applicable Laws and McNeil Healthcare Compliance Guidelines to deploy its Sales Force to promote and Detail the Product in the Co-Promotion Territory in accordance with the Call Plan.

(b) Managed Payors. McNeil will determine, in consultation with Icagen, the Parties’ responsibilities for Detailing and otherwise promoting Products (as may be appropriate in the context of the particular Product) to any contracting agents, medical directors, formulary decision makers, benefit managers, and administrators of managed care organizations (e.g., health maintenance organizations, prescription benefits managers, insurance companies and similar entities), government-funded insurance and medical programs, and employers.

(c) Promotion Related Activities. As part of the efforts under this Agreement, each Party, in accordance with the Call Plan, may have its Sales Force conduct Promotion Related Activities with the health care professionals to whom it is required to Detail Product, but only to the extent such Promotion Related Activities are conducted in accordance with the McNeil Healthcare Compliance Guidelines and the American Medical Association’s and PhRMA’s related guidelines.

(d) Promotional Activities. McNeil shall to the extent appropriate for a Product: (i) conduct direct-to-consumer promotion related to Products in the Co-Promotion Territory, (ii) schedule and manage conference involvement pertaining to Products in the Co-Promotion Territory, (iii) establish and manage advisory boards and opinion leaders for Products in the Co-Promotion Territory, (iv) conduct and sponsor paid speaker programs and symposia related to Product in the Co-Promotion Territory, (v) conduct and sponsor continuing medical education programs, and (vi) provide grants. McNeil shall ensure that in terms of the execution of items (ii), (iii), (iv) and (v) above that Icagen shall participate on a meaningful basis in such activities. The matters specified in this Section 3.1(d) shall be subject to governance by the JCC as provided in Section 3.3 of the Collaboration Agreement, although McNeil shall have final decision-making authority as provided herein.

(e) Compliance. Each Party agrees that all activities under this Agreement by it or on its behalf, including, but not limited to, training, Detailing, Promotional Activities, record-keeping, collection of consumer data (if any), and sampling, will be done in compliance with the FDA-approved package insert and labeling of Product, the applicable Promotional Materials, the McNeil Healthcare Compliance Guidelines and all Applicable Laws.

(f) Sales Force Issues. Should either Party identify a sales representative or member of Sales Force management in the other Party’s Sales Force that the Party believes is damaging relationships with health care professionals or damaging the Product brand, such Party shall promptly notify the other Party in writing of such belief and the basis therefor. Following such notification, the Parties shall meet to discuss such belief and basis. The Party, in response to the other Party’s concerns about such individual, shall take such action as it deems reasonable in the situation.

3.2	DISTRIBUTION OF SAMPLES OF PRODUCT.

(a) Rights. As part of the efforts under this Agreement, each Party’s Sales Force will distribute Samples of Product to the health care professionals to whom it Details Products. McNeil, in consultation with Icagen, will develop appropriate procedures for delivery of Samples and Sample accountability. McNeil or McNeil’s designee (as notified to Icagen in writing) will supply, and Icagen will obtain, all such Samples from McNeil or McNeil’s designee. Each Party shall distribute Samples in compliance with the McNeil Healthcare Compliance Guidelines and all Applicable Laws.

(b) Sample Forecasts, Purchase Orders, and Delivery. McNeil, in consultation with Icagen, will establish a procedure for forecasting Sample needs, ordering, and delivery of Samples.

(c) Allocations. In the event in any month there is shortage of Samples, unless otherwise agreed by the Parties, available samples will be allocated in accordance with each Party’s share of the Detailing responsibility.

3.3	USE AND DISTRIBUTION OF PROMOTIONAL MATERIALS.

(a) Promotional Materials. All Promotional Materials will be developed, produced and provided to and utilized by the Parties in accordance with the directions given by McNeil, in consultation with Icagen.

(b) Use and Distribution of Promotional Materials. As part of its efforts under this Agreement, each Party’s Sales Force will use and, as applicable, distribute Promotional Materials to the health care professionals to whom it Details Product in accordance with the Call Plan. The Promotional Materials will be used by the Parties’ Sales Forces only for purposes of this Agreement. All Promotional Materials will be provided by McNeil in the quantity and of the type required by the Call Plan. Icagen agrees that it will not create any Promotional Materials except as authorized by McNeil. Each Party agrees that it will prohibit its Sales Force from using any unauthorized, copied, or altered Promotional Materials.

(c) Order and Delivery Procedures. McNeil, in consultation with Icagen, will establish a procedure for forecasting Promotional Materials needs, ordering, and delivery of Promotional Materials.

(d) Allocation. If McNeil does not have a sufficient supply in inventory to satisfy requests for any Promotional Materials, unless otherwise agreed by the Parties, the available supply will be allocated in accordance with each Party’s share of the Detailing responsibility.

3.4	DISCONTINUATION OF MATERIALS AND SAMPLES.

If McNeil informs the JCC in writing that Training Materials, Promotional Materials, or Samples may no longer be used or distributed, Icagen agrees that it will prohibit its Sales Force from using or distributing such Training Materials, Promotional Materials, or Samples after the no-use date identified by McNeil in its notice.

3.5	DISCRETION REGARDING STRATEGY FOR SALES FORCE.

Each Party will use reasonable efforts to ensure that all activities under this Agreement by it or on its behalf, including, but not limited to, training, Detailing, Promotion Related Activities, record-keeping, and sampling, will be done in compliance with the FDA-approved package insert and labeling of Products, all Applicable Laws, the McNeil Healthcare Compliance Guidelines and applicable PhRMA marketing practices guidelines.

Each Party covenants that it will not promote Products for any use not approved by the FDA. Each Party also covenants that it will not knowingly make any false or misleading representation to any health care professional or others regarding Products and that it will not make, except as contained in the Promotional Materials and the Products’ package insert and labeling, any representation, warranty, or guarantee with respect to the specifications, features, or capabilities of Products.

3.6	SALES FORCE MEETINGS.

The JCC will coordinate the timing of Sales Force meetings and, subject to the approval of each Party, determine whether and when Sales Force meetings regarding Products should be held by the Parties.

3.7	PROMOTION OF OTHER PRODUCTS.

While this Agreement is in effect, each Party has the right to have its Sales Force detail other products in any detail positions not reserved by the Parties for Products in accordance with the Call Plan; provided that this Section 3.7 shall not limit either Party’s exclusivity obligations pursuant to Section 14.1 of the Collaboration Agreement.

3.8	INFORMATION TECHNOLOGY FRAMEWORK.

To ensure efficient, timely and accurate communication of data and information between the Parties regarding activities under the Agreement, each Party, on a time frame to be agreed upon by the Parties, will develop and maintain an appropriate mutually agreed information technology infrastructure that includes a Sales Force automation tool, knowledge management tool, secure connectivity for sharing Sample and call activity, call notes, voice mail and e-mail and the use of which, as contemplated by the Parties under this Agreement, will not infringe or violate a Third Person’s intellectual property or privacy rights. The Parties agree to work in good faith to create and implement processes and technological mechanisms to prevent the disclosure between the Icagen Sales Force and the McNeil Sales Force of call notes and similar information, regarding Icagen or McNeil promoted products other than the Product.

3.9	INSURANCE COVERAGE.

Icagen shall maintain insurance coverage as required by Section 14.16 of the Collaboration Agreement.

3.10	TRADEMARKS AND LOGOS.

Trademarks and logos used in connection with Products shall be governed by the terms of the Collaboration Agreement.

3.11	MARKET INFORMATION.

Each Party will provide the other with all information that the disclosing Party deems significant and relevant to the Detailing and promotion of the Products within a reasonable time after such information becomes known to the disclosing Party, provided such information is not received under a secrecy obligation.

3.12	SUBCONTRACTING.

If a Party subcontracts any obligations under this Agreement to a CSO in accordance with Section 2.2(d) or to an Affiliate, such Party shall nonetheless remain primarily liable for the performance of its obligations under this Agreement whether performed by itself or by such CSO or Affiliate, unless otherwise agreed by the Parties in writing.

ARTICLE IV

PRODUCT SALES

Subject to the terms of the Collaboration Agreement, McNeil will make and record all sales of Products in the Co-Promotion Territory. McNeil will manufacture, or have manufactured, Products and supply them to the market in the Co-Promotion Territory in accordance with the Collaboration Agreement. McNeil will have responsibility for managing returns, charge-backs, and rebates on such sales, and solely control distribution (except sampling by the Icagen Sales Force, which shall be done in accordance with the terms of this Agreement). Subject to the terms of the Collaboration Agreement, McNeil, directly or through its wholesalers, agents and distribution system, shall have in the Co-Promotion Territory the sole right to (1) receive, accept and fill orders for Products, (2) distribute the Products to customers, (3) control invoicing, order processing and collection of accounts receivable for Product sales, and (4) record Product sales in its books of account. Subject to the terms of the Collaboration Agreement, McNeil shall determine the commercial terms and conditions with respect to the sale and distribution of Products in the Co-Promotion Territory.

(a) Misdirected Orders. If, for any reason, Icagen receives orders for Products, Icagen shall forward such orders to McNeil (or if directed by McNeil to McNeil’s wholesalers) as soon as reasonably practicable.

(b) Product Returns. If any quantities of Products are returned to Icagen, Icagen shall immediately notify McNeil and ship them to the facility designated by McNeil. Icagen, at its option, may advise the customer who made the return that Products should have been returned to McNeil, but shall take no other actions with respect to the return without McNeil’s consent. All returns of Samples used by the Icagen Sales Force shall first be returned to Icagen and Icagen shall then ship returned Samples to McNeil or McNeil’s designee (as notified to Icagen in writing).

ARTICLE V

GOVERNANCE OF THE RELATIONSHIP

Subject to Section 3.1(e) of the Collaboration Agreement, governance of the activities contemplated by this Agreement shall be effected through the JCC and JSC established pursuant to and in accordance with the terms of the Collaboration Agreement.

ARTICLE VI

INTELLECTUAL PROPERTY RIGHTS

Each Party acknowledges and agrees that all proprietary interests of the Parties in all trademarks, patents, copyrights or other property rights regarding the Products, including, without limitation, regulatory filings and approvals, shall be governed by the terms and conditions set forth in the Collaboration Agreement.

ARTICLE VII

REGULATORY MATTERS

7.1	REGULATORY COMPLIANCE.

The rights and obligations of the Parties with respect to regulatory matters shall be as set forth in the Collaboration Agreement.

7.2	PRODUCT COMPLAINTS.

Subject to the terms of the Collaboration Agreement, the JCC will establish, and each Party will reasonably cooperate with, appropriate procedures for handling and reporting of product complaints.

7.3	MEDICAL INQUIRIES.

Subject to the terms of the Collaboration Agreement, the JCC will establish, and each Party will reasonably cooperate with, appropriate procedures for dealing with medical inquiries.

7.4	PRODUCT RECALL OR REMOVAL FROM THE MARKET IN THE CO-PROMOTION TERRITORY.

In the event that a Governmental Authority issues a request, directive, or order, or, subject to the terms of the Collaboration Agreement, McNeil determines to recall or remove from the market some or all of the Products distributed in the Co-Promotion Territory, the Parties will cooperate with one another in conducting such recall or market removal (and any subsequent investigation by McNeil into the cause of the recall or market removal). Icagen will maintain, and make available to McNeil, accountability and traceability records on all Product Samples provided by McNeil so as to permit, if necessary, a recall, market removal, or field correction of such Samples.

ARTICLE VIII

CONFIDENTIALITY

8.1	OBLIGATIONS.

Each Party agrees to hold in confidence the other Party’s Confidential Information in accordance with the terms of the Collaboration Agreement.

8.2	DISCLOSURE OF AGREEMENT TERMS.

Disclosures of the terms of this Agreement shall be subject to the same limitations and obligations set forth in the Collaboration Agreement with respect to disclosures of the terms of the Collaboration Agreement.

ARTICLE IX

REPRESENTATIONS, WARRANTIES, DISCLAIMERS AND CERTAIN LIABILITIES

9.1	NO DEBARMENT UNDER THE GENERIC DRUG ENFORCEMENT ACT OF 1992.

Each Party represents and warrants to the other Party that it is not debarred under the Generic Drug Enforcement Act of 1992 (the “GDE Act”) and is in compliance with the provisions of the GDE Act. Each Party also covenants that, while this Agreement is in effect, it will comply with the GDE Act, will not become debarred under the GDE Act, and will not use in connection with this Agreement the services of any person or entity debarred under the GDE Act. Finally, upon request by the other Party, a Party will certify its compliance with the GDE Act and this Section in writing to such other Party. If, at any time, a Party breaches a covenant under this Section, the breaching Party will promptly notify the other Party of such fact upon learning of such breach.

9.2	PRODUCT SAMPLES INDEMNIFICATION.

Product liability losses and recall and removal costs relating to Samples shall be treated as Product Liability and shall be borne by the Parties as set forth in Section 8.1 of the Collaboration Agreement, as if such Samples had been commercially sold rather than distributed in connection with promotional activities.

9.3	INDEPENDENT CONTRACTORS; TRAINING MATERIALS AND PROMOTIONAL MATERIALS.

No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without the other Party’s authorized written approval. For all purposes, and notwithstanding any other provisions of this Agreement to the contrary, the legal relationship under this Agreement of the Parties shall be that of independent contractors. Each Party shall be responsible for ensuring that its Promotion Related Activities and Detailing under this Agreement are in full compliance with all Applicable Laws, including without limitation applicable FDA regulations, and are consistent with the Marketing Approval and package insert for the Product.

9.4	DISCLAIMER OF IMPLIED WARRANTIES.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND IN THE COLLABORATION AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND OF NON-INFRINGEMENT.

9.5	LIMITATION OF LIABILITY.

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY WITHIN ARTICLE 8 OF THE COLLABORATION AGREEMENT.

ARTICLE X

TERM AND TERMINATION

10.1 TERM. Unless terminated earlier in accordance with the terms of this Agreement, this Agreement shall remain in effect from the Effective Date until the expiration or termination of the Collaboration Agreement.

10.2	TERMINATION

Each Party shall have the right to terminate this Agreement upon the occurrence of any of the following:

(a) In the event that the other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days;

(b) Upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within the sixty (60) day period following written notice of termination by the non-breaching Party. Notwithstanding the foregoing, in the event of a non-payment default, if the default is not reasonably capable of being cured within the sixty (60) day cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default, the notifying Party may not terminate this Agreement; provided, however, that the notifying Party may terminate this Agreement if such default is not cured within ninety (90) days of such original notice of default. The right of either Party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default;

(c) As provided in Section 2.1(b); or

(d) By a Non-Detail Breaching Party as provided in Section 2.6(a).

In addition, McNeil shall have the right to terminate this Agreement as set forth in Section 2.6(d).

10.3	ICAGEN LISTED ACQUIRER CHANGE IN CONTROL EVENT.

If McNeil validly exercises its option pursuant to Section 12.6 of the Collaboration Agreement in the event of an Icagen Listed Acquirer Change in Control Event, this Agreement shall terminate effective ninety (90) days after the date of McNeil’s notice to Icagen of such exercise in accordance with Section 12.6 of the Collaboration Agreement.

10.4	EFFECT OF TERMINATION.

(a) Upon termination or expiration of this Agreement, Icagen shall not thereafter have any rights under this Agreement to Detail or Co-Promote the Product.

(b) Subject to Section 2.6(e), termination or expiration of this Agreement shall not operate to release any Party from any obligation or liability incurred pursuant to this Agreement prior to termination or expiration of this Agreement, or from any obligations provided for in this Agreement that are expressly stated to survive termination of this Agreement.

(c) If the Parties continue to share U.S. Pre-Tax Profits or Losses after any termination of this Agreement, McNeil shall provide to Icagen quarterly reports of the promotion and sales of Products and other activities undertaken in connection with the Commercialization of Products in the Co-Promotion Territory by McNeil.

ARTICLE XI

GENERAL PROVISIONS

11.1	LEGAL COMPLIANCE.

Each Party will comply with all Applicable Laws in the performance of its obligations or the exercise of its rights hereunder.

11.2	ENTIRE AGREEMENT.

This Agreement, including any exhibits or attachments attached hereto, and the Collaboration Agreement constitute the entire agreement between Icagen and McNeil with respect to the subject matter hereof, and all previous or other negotiations, representations and understandings with respect to the subject matter hereof between Icagen and McNeil are superseded as of the Effective Date. This Agreement has been prepared jointly and will not be strictly construed against either Party.

11.3	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.4	NOTICES.

All notices, statements, and reports required to be given under this Agreement shall be given in the manner specified in the Collaboration Agreement.

11.5	MODIFICATIONS.

No amendment, waiver or modification of this Agreement will be valid or binding on either Party unless made in writing and signed by duly authorized representatives of both Parties.

11.6	NO OTHER LICENSES OR RIGHTS.

Except as specifically provided for in this Agreement, neither Party grants, expressed or implied, any license or rights to the other Party.

11.7	FURTHER ACTIONS.

Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all other acts, as may be reasonably necessary or appropriate within the contemplation of this Agreement to carry out the purposes and intent of this Agreement.

11.8	SURVIVAL.

The following provisions of this Agreement shall survive termination: Article VI (Intellectual Property Rights) and Article VIII (Confidentiality), Sections 7.1 (Regulatory Compliance), 7.4 (Product Recall or Removal from the Market in the Co-Promotion Territory), 9.2 (Product Samples Indemnification), 9.4 (Disclaimer of Implied Warranties), 9.5 (Limitation of Liability), 10.4 (Effect of Termination), 11.6 (No Other Licenses or Rights) and 11.9 (Incorporation By Reference) and this Section 11.8 (Survival).

11.9	INCORPORATION BY REFERENCE.

The following provisions of the Collaboration Agreement are herein incorporated by reference and shall apply to the Parties with respect to this Agreement mutatis mutandis to the same extent as in the Collaboration Agreement: Sections 4.9(d) (Audits), 6.3 (Disclosure of the Terms of the Agreement), Section 13.2 (Arbitration), 13.3. (Mediation Procedures), 14.4 (Assignment), 14.6 (Severability), 14.7 (Notices), 14.8 (Applicable Law), 14.10 (Headings), 14.12 (Waiver), 14.13 (No Third Party Beneficiaries), 14.14 (Counterparts) and 14.15 (Waiver of Rule of Construction).

IN WITNESS WHEREOF, the Parties intending to be legally bound have caused this Agreement to be executed by their duly authorized representatives as of the last date set forth below.

ICAGEN, INC.

By:	/s/ P. K. WAGONER
Date:	6/14/04

McNEIL CONSUMER & SPECIALTY PHARMACEUTICALS DIVISION OF McNEIL-PPC, INC.

By:	/s/ PATRICK J. O’NEIL
Date:

Schedule 2.2(a)(i)

HIRING PROFILE OF

ICAGEN SALES REPRESENTATIVES

Qualifiers

[**]	[**]	[**]	[**]	[**]

Business Experience

[**]

Desired

Professional image	Oral communication skills
Listening skills	Technical/computer skills
Achievements/awards	Well organized/disciplined
Competitive/industrious	Self motivated/performance accountability
Sense of urgency	Empathetic/Rapport builder
Territory operational skills/time management